EXHIBIT 99.3

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Selected Financial Data in Item 6 and the Consolidated Financial Statements and Notes thereto in Item 8 in this amendment to the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The Note references in this item refer to the Consolidated Financial Statements and notes thereto in Item 8 filed as Exhibit 99.5 hereto. Historical results set forth in the Selected Financial Data and the Consolidated Financial Statements of Crown American Realty Trust (the "Company") are not necessarily indicative of future financial position and results of operations of the Company.

(a) General Background

The Company is a fully-integrated, self-administered and self-managed REIT primarily engaged in the ownership, development and management of enclosed shopping malls. The Company's revenues are primarily derived from real estate leases with national, regional and local department stores and other retail companies. The Company also performs a limited amount of property management and leasing services for several retail properties owned by third parties.

As of December 31, 2002, the Company owned the following properties:

    27 wholly-owned enclosed shopping malls, including Oak Ridge Mall sold on March 31, 2003, (together with adjoining outparcels and approximately 67 acres of undeveloped land) located in Pennsylvania, New Jersey, Maryland, Tennessee, North Carolina, West Virginia, Virginia, Georgia, Wisconsin and Alabama;

    a 50% general partnership interest in Palmer Park Mall Venture, which owns Palmer Park Mall located in Easton, Pennsylvania;

    Pasquerilla Plaza, an office building in Johnstown, Pennsylvania, which serves as the headquarters of the Company and is partially leased to other parties; and

    a parcel of land under a purchase option improved with a building leased to a department store chain ("Anchor Pad").

The Company sold Carlisle Plaza Mall to a third party on October 29, 2002. Accordingly, the Company has reported the operations of Carlisle Plaza Mall as "discontinued operations - held for sale" status in the accompanying financial statements and statistics presented herein, with all prior periods reclassified. (See Note 14 to the Consolidated Financial Statements.) As described in Note 18 to the Consolidated Financial Statements, Oak Ridge Mall was sold to Crown Investments on March 31, 2003 and is now reported as "discontinued operations - held for sale" status in the accompanying financial statements and statistics presented herein, with all prior periods reclassified in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

(b) Funds from Operations

A reconciliation of net income (loss) determined in conformity with GAAP to Funds from Operations is included in the table of Selected Financial Data in Item 6 for each of the five years ended December 31, 2002.

FFO for the years ended December 31, 2002, 2000 and 1998 have been restated to classify losses on early extinguishments of debt that occurred in those years in "income from continuing operations." These losses previously were classified in accordance with GAAP as "extraordinary items." The reclassifications were made in accordance with SFAS No. 145 which the Company adopted as of January 1, 2003 (see Note 18 to the Consolidated Financial Statements).

Year ended December 31, 2002 versus year ended December 31, 2001

Total FFO for 2002 (before allocations to minority interest and to preferred shareholders) was $63.4 million compared to $63.9 million in 2001, a decrease of $0.5 million. FFO allocable to common shares increased from $36.6 million in 2001 to $37.4 million in 2002, an improvement of 2%. Average common shares outstanding increased from 26,208,000 in 2001 to 29,480,000 in 2002 due to the Company's common share offering in June 2002.

The decrease in FFO of $0.5 million before allocations to minority interest and to preferred shareholders was due primarily to the following: (i) $1.3 million contributed by the two acquisition properties, net of interest expense; (ii) $2.7 million increase in mall shops and anchor base rents, consisting of a $3.0 million increase in mall shop base rents due primarily to higher average rental rates, offset by a $0.3 million decrease in anchor base rents due to a Kmart closing and two Phar-Mor closings; (iii) $1.1 million in higher temporary, promotional, and sponsorship income due to higher rental rates and to the efficient utilization of vacant space throughout the portfolio; (iv) $2.7 million in lower interest expense due to lower LIBOR rates on our variable-rate debt and to the pay down of approximately $47.2 million of line of credit debt from the proceeds of the Company's common share offering in June 2002 (approximately $17.5 million of this pay down was subsequently re-borrowed to help fund the two acquired properties); and (v) $0.2 million in higher straight-line rents, miscellaneous mall revenues, and cash flow support payments. These positive variances were partially offset by (vi) $4.3 million from the reclassification of the 2002 loss on debt refinancing described above, (vii) $0.4 million of lower percentage rents from anchors and mall shops due to lower sales from certain anchor tenants and certain national mall stores; (viii) $0.3 million in higher property operating costs, net of tenant reimbursements; (ix) $1.0 million in lower lease buyout income due to higher buyouts which occurred in 2001; (x) $2.1 million of higher general and administrative costs, of which $0.6 million was due to lower capitalizations to leasing and construction activities, $0.8 million was due to higher gross spending, and $0.7 million was due to expensing of costs associated with the Company's ongoing evaluation of strategic alternatives and proposed merger with Pennsylvania Real Estate Investment Trust, as further described in Note 18 to the Consolidated Financial Statements. The $0.8 million increase in gross general and administrative costs was primarily the result of higher compensation costs, directors and officers insurance, trustee fees, and outside legal fees.

Year ended December 31, 2001 versus year ended December 31, 2000

The total FFO for 2001 (before allocations to minority interest and to preferred shareholders) was $63.9 million compared to $61.8 million in 2000, a 3.4% increase. FFO allocable to common shares increased from $34.9 million in 2000 to $36.6 million in 2001, an improvement of $1.7 million. Average common shares outstanding during both 2001 and 2000 were approximately 26,208,000. The number of properties were the same for both years, except for Greater Lewistown Shopping Plaza, a non-enclosed shopping center, which was sold in June 2000.

The increase in FFO of $2.1 million before allocations to minority interest and to preferred dividends versus 2000 was due primarily to the following: (i) a net $1.2 million increase in mall shop and anchor base and percentage rents, consisting of a $2.4 million increase in mall shop base rents due to a slightly higher occupancy and higher average rents; a $0.2 million decrease in anchor base rents; and a $1.0 million decrease in mall shop and anchor percentage rents due to lower sales volume; (ii) $1.2 million in higher lease buyout income due to lease termination fees received from tenants; (iii) $0.7 million in higher straight-line rents; (iv) $1.6 million in lower interest expense, primarily as a result of lower LIBOR rates on floating-rate debt; (v) $0.3 million in higher temporary and seasonal leasing income; (vi) $0.2 million in higher cash flow support payments; and (vii) $0.4 million in higher net construction income and miscellaneous mall income. These positive variances were partially offset by (viii) $2.8 million in higher property operating costs, net of tenant reimbursements comprised of $2.2 million in higher property operating costs including $0.3 million of accrued environmental remediation costs, and a slightly lower rate of cost recovery from tenants; (ix) $0.5 million in lower gain on the sale of outparcel land; (x) $0.3 million in lower fees on the sale of non-REIT assets; and (xi) $0.1 million in higher general and administrative expenses, offset by $0.4 million in restructuring costs that occurred in 2000.

 (c) EBITDA - Earnings before Interest, Taxes, Depreciation and Amortization

The following is a reconciliation of EBITDA to net income for the years ended December 31, 2002, 2001, and 2000 ($000):
	Year Ended December 31,
	2002	2001	2000

Net income	$ 7,715	$ 5,206	$ 5,979
Minority interest in Operating Partnership	5,351	4,999	664
Income before minority interest	13,066	10,205	6,643
(Gain) loss on sale of depreciable operating assets	(425)	-	224
Interest	50,736	52,702	54,306
Depreciation and amortization	44,375	46,887	45,425
Restructuring costs	-	-	369
Loss on early extinguishment of debt	4,314	-	243
Depreciation from discontinued operations	1,496	2,023	2,350
Interest from discontinued operations	1,583	2,312	2,756
Operating covenant amortization included
as a reduction of minimum rent	-	-	2,623
Depreciation in G & A, in recoverable costs	1,472	1,405	1,297
Interest on 50% joint venture	660	655	329
Depreciation on 50% joint venture	559	542	515
Total EBITDA, as reported	$117,836	$116,731	$117,080

Year ended December 31, 2002 versus year ended December 31, 2001

Total EBITDA for the year ended December 31, 2002 was $117.8 million, an increase of $1.1 million, or 1%, over that of 2001. This increase was primarily attributable to higher mall shop base rents, higher temporary and seasonal revenues, and to the contribution from the two newly acquired properties.

Year ended December 31, 2001 versus year ended December 31, 2000

Total EBITDA for the year ended December 31, 2001 was $116.7 million, a slight decrease from 2000's reported EBITDA of $117.1 million. This decrease was primarily the result of higher property operating costs, net of recoveries, and lower gain on outparcel sales, offset by higher mall shop base rents, higher lease buyout income, higher temporary and seasonal rents, and higher straight-line rents.

(d) Property Operating Results and Trends

Aggregate Tenant Sales Volume

Over the long term, the level of anchor and mall shop tenant sales is the single most important determinant of revenues of the Company as anchor and mall shop tenants provide over 90% of total revenues and because tenant sales determine the amount of rent, percentage rent and recoverable expenses (together, total occupancy costs) that tenants can afford to pay. However, levels of tenant sales are considerably more volatile in the short run than total occupancy costs.

  Total reported sales for all tenants that reported sales for the applicable years are shown below ($ in millions):

	2002	2001	2000

Anchors (owned locations)	$ 1,174	$ 1,201	$ 1,200
Mall shop tenants, excluding
Freestanding, theater, and
Supermarkets	1,055	1,031	1,026

The above data excludes sales from all seasonal and temporary tenants who generally do not report their sales to the Company. The Company owned 88 of 107 anchor store locations at December 31, 2002.

In a period of increasing sales, rents on new leases will tend to rise as tenants' expectations of future growth become more optimistic. In periods of declining sales, rents on new leases tend to grow more slowly. However, revenues generally increase as older leases roll over or are terminated early and replaced with new leases negotiated at current rental rates that are usually higher than the average rates for existing leases.

Average base rents per square foot for mall shop tenants at quarter end for the last three years are shown in the following table. The increase in average base rent during these three years results primarily from renewing existing leases at higher base rents, from leasing vacant space at higher base rents, and from elimination of lower paying tenants that closed during these periods.

	2002	2001	2000

March 31	$ 20.44	$ 19.81	$ 19.08
June 30	20.54	19.84	19.26
September 30	20.63	19.99	19.51
December 31	20.84	20.01	19.67

Comparable Mall Store Sales and Occupancy Cost

Management believes that over long periods of time the ability of tenants to pay occupancy costs and earn profits increases as sales per square foot increase, whether through inflation or real growth in customer spending. Occupancy costs are comprised of base fixed rents, percentage rents, and expense recoveries - pro rata share of real estate taxes and common area maintenance and other costs pertaining to the property. Because most mall shop tenants have certain fixed expenses, the occupancy costs that they can afford to pay and still be profitable is a higher percentage of sales at higher sales per square foot. While such increased occupancy costs as a percentage of sales cannot grow indefinitely for any one tenant, management believes that it is possible to increase the percentage paid by all tenants as a group by aggressively working to replace under-performing tenants with better performing ones.

Comparable mall store sales per square foot in each reporting period is based on sales reported by mall store tenants (excludes anchors and certain other large space users) that occupied space in both the current and immediately preceding reporting period. Comparable mall store sales per square foot for the last three years are set out below. Also shown below is the percentage of mall shop tenants' occupancy costs as a percentage of their annual sales. The tenants' occupancy cost percentages listed below is evidence that the Company's malls remain affordable for tenants.

	2002	2001	2000

Comparable mall store sales per square foot	$271.57	$270.94	$267.32
Occupancy cost percentage at period end	10.1%	10.1%	10.2%

  Seasonality and Occupancy

The enclosed shopping mall industry is seasonal in nature, with anchor and mall shop tenant sales highest in the fourth quarter due to the Christmas season, and with lesser, though still significant, sales fluctuations associated with the Easter holiday and back-to-school events. While minimum rents and expense recoveries are generally not subject to seasonal factors, many leases are scheduled to expire in the first calendar quarter, and the majority of new stores open in the second half of the year in anticipation of the Christmas selling season. Accordingly, revenues and occupancy levels are generally lowest in the first quarter and highest in the fourth quarter.

The aggregate mall shop occupancy percentage, defined as the ratio of total mall shop space that is leased (including both tenants occupying space and tenants that have signed leases but have not yet taken occupancy) to the total mall shop space gross leasable area ("GLA") at quarter-end for the last three years is set out below.

	2002	2001	2000

March 31	88%	88%	87%
June 30	89%	87%	87%
September 30	89%	88%	88%
December 31	89%	89%	89%

At December 31, 2002, anchor occupancy was 98.1% and total portfolio occupancy (anchors, mall stores and freestanding) was 94.6%.

(e) Results of Operations

Components of minimum rents and percentage rents for the years ended December 31, 2002, 2001, and 2000 are as follows ($000):

	Year Ended December 31,

	2002	2001	2000
Components of Minimum Rents:
Anchors - base rents	$ 23,604	$ 23,880	$ 23,979
Mall shops & freestanding - base rents	84,016	79,229	77,563
Mall shops & freestanding - percentage rent in
lieu of fixed base rent	2,904	2,949	2,405
Straight line rental income	863	747	115
Ground leases - base rents	2,121	2,103	1,943
Lease buyout income	672	1,731	522
Operating covenant amortization	-	-	(2,623)
Total minimum rents	$114,180	$110,639	$103,904

Components of Percentage/Overage Rents:
Anchors	$ 2,551	$ 2,674	$ 3,168
Mall shops, freestanding, and ground leases	4,099	4,306	4,814
Total Percentage/Overage Rents	$ 6,650	$ 6,980	$ 7,982

Year ended December 31, 2002 versus year ended December 31, 2001

Total revenues in 2002 were $186.0 million, an increase of $7.4 million, or 4.1%, over 2001 revenues of $178.6 million. The primary reasons for the revenue growth of $7.4 million in 2002 were higher base rents from mall shops, higher temporary and seasonal leasing, higher operating cost recoveries from tenants, and higher straight-line rents. These positive impacts on revenues were partially offset by lower percentage rents, lower base rents from anchor tenants, and lower lease termination fees (buyout income).

Property operating and administrative costs, including utility redistribution costs, but excluding depreciation and amortization, increased from $62.9 million in 2001 to $66.7 million in 2002, or 6%. Approximately $1.0 million of this increase was attributable to the two properties acquired in 2002. Most of the remaining increase was attributable to higher insurance costs, higher salary and wage costs, and higher security expense.

Depreciation and amortization expense decreased by $2.5 million in 2002, primarily as a result of lower amortization of tenant improvement costs due to fewer tenant closings in 2002 compared to 2001.

General and administrative expenses, net of capitalized amounts, increased by $1.4 million in 2002 compared to 2001. Gross spending was higher in 2002 due to higher compensation costs, directors and officers insurance, and trustee fees. In addition, $0.7 million was due to costs associated with the Company's ongoing evaluation of strategic alternatives and proposed merger with Pennsylvania Real Estate Investment Trust, as further described in Note 18 to the Consolidated Financial Statements.

Interest expense (net of capitalized amounts and interest income) for 2002 was $50.7 million, a decrease of $2.0 million compared to 2001. Most of this decrease was attributable to: (i) a reduction in the average LIBOR rate in 2002 compared to 2001, which impacted interest expense on all variable-rated debt; and (ii) lower average outstanding debt balances due to the pay down of debt from the common share offering proceeds in June 2002.

The gain on sale of outparcel land was $0.4 million in 2002 or the same as 2001.

The net income for 2002 was $7.7 million, or $2.5 million higher than 2001's net income of $5.2 million. The net income for 2002 includes a loss on the early extinguishment of debt of $4.3 million related to the refinancing of Capital City Mall in January 2002.

After deducting preferred stock dividends, there was a net loss applicable to common shareholders in 2002 of $5.9 million compared to a net loss applicable to common shareholders in 2001 of $8.4 million.

The net loss for 2002 includes $5.5 million of absorption of the minority partner's deficit balance compared to an absorption of $6.0 million during 2001. (See Note 2 to the Consolidated Financial Statements.)

Year ended December 31, 2001 versus year ended December 31, 2000

Total revenues were $178.6 million in 2001, an increase of $5.4 million, or 3.1%, over 2000's revenues of $173.2 million. Revenues increased in 2001 primarily due to higher base rents due to higher occupancy and higher average rents, higher temporary and seasonal leasing, higher lease termination fees, and higher straight-line rents.

Property operating and administrative costs, including utility redistribution costs, but excluding depreciation and amortization, increased $2.3 million in 2001, a 3.8% increase over 2000. Most of the increase in 2001 was attributable to higher operating costs at the properties, including maintenance costs, insurance, security, food court, and property administrative expenses.

Depreciation and amortization expense increased by $1.5 million in 2001, primarily as a result of higher amortization of tenant improvement costs.

General and administrative expenses, net of capitalized amounts, increased by $0.3 million in 2001 compared to 2000. Gross spending was $0.5 million lower in 2001 due to the continuation of the Company's cost containment efforts. This reduction was largely offset by lower capitalization of construction overhead because most construction projects were completed.

Interest expense (net of capitalized amounts and interest income) for 2001 was $52.7 million, a $1.6 million decrease compared to 2000. Most of this decrease was attributable to (i) numerous decreases throughout 2001 in LIBOR rates, impacting interest expense on variable-rated debt, and (ii) lower amortization of deferred financing costs.

Gain on sale of outparcel land was $0.4 million in 2001, compared to $0.9 million in 2000, as a result of fewer outparcel sales in 2001.

The net income for 2001 was $5.2 million compared to $6.0 million in 2000. After deducting preferred stock dividends, there was a net loss applicable to common shareholders in 2001 of $8.4 million compared to a net loss applicable to common shareholders in 2000 of $7.7 million.

The net loss for 2001 includes $6.0 million of absorption of the minority partners' deficit balance compared to an absorption of $2.6 million in 2000. (See Note 2 to the Consolidated Financial Statements for a discussion on Minority Interest.)

Application of Critical Accounting Policies

The discussion and analysis of the Company's financial condition and results of operations is based on the Company's Consolidated Financial Statements, which have been prepared in accordance with GAAP. When the Company prepares its financial statements, the Company selects certain accounting policies and methods and makes certain assumptions, estimates and judgments relating to its operations, financial condition and disclosures, which require management's subjective and complex consideration of a variety of matters, including estimates, assumptions and judgments regarding income-producing properties, revenue recognition, estimates for common area maintenance and real estate recovery income accruals, the determination of contingency reserves, provisions for uncollectible accounts and for losses under the Company's self-insurance program, and the treatment of certain costs as capital or expense.

The Company's actual results and financial condition could be significantly different if management used different assumptions, estimates and judgments. The following is a brief discussion of the significant assumptions, estimates and judgments that management applied in preparing the Company's Consolidated Financial Statements. If the Company's actual results differ significantly from any of these assumptions, estimates or judgments, the Company's financial condition and results of operations could be materially and adversely effected. For further details on the accounting policies used in this report and the Company's Consolidated Financial Statements, see the Notes to the Company's Consolidated Financial Statements.

- Income-Producing Properties

Income-producing properties are recorded at cost net of depreciation, adjusted for impairment. Included in such costs are acquisition, development, construction, tenant improvements and allowances, interest incurred during construction, certain capitalized improvements and replacements and certain allocated overhead. With respect to assets held for the long-term production of income, the Company assesses impairment based on whether the estimated future net cash flows expected to be generated by the asset (undiscounted and without interest) is in excess of the net book value of the asset. If a property held for long term production of income is impaired, its basis is adjusted to fair value. With respect to assets held for sale, the Company assesses impairment based on whether the net realizable value (estimated fair value sales price less direct cost to sell) is in excess of the net book value of the asset. If a property held for sale is impaired, its net book value is adjusted to fair value less estimated direct cost to sell. The Company assesses impairment of assets held for long-term production of income at the property or mall level, where a separately identifiable cash flow stream exists.

Depreciation on buildings and improvements is provided on individual components, using the straight-line method over estimated useful lives of 10 to 45 years resulting in an average composite life of approximately 30 years. Depreciation on tenant improvements and deferred leasing costs is provided using the straight-line method over the initial term of the related leases. Unamortized balances of tenant improvement costs and deferred leasing costs are fully written off as additional amortization expense in the period in which a tenant vacates or terminates its lease.

- Revenue Recognition

The Company's leases are accounted for as operating leases under SFAS 13, "Accounting for Leases". The leases generally entitle the Company to (i) base rent, which is recognized on a straight-line basis over the lease term, (ii) percentage rent, which is recorded when tenant sales points are achieved and (iii) cost reimbursements which are recognized as qualifying costs and expenses are incurred.

The recognition of percentage rent income requires management to make certain estimates with regard to tenants' sales levels. The majority of the Company's mall shop tenants report sales on a monthly basis which provides the Company with a reasonable basis upon which to record percentage rent income. The monthly sales amounts, however, are unaudited and are subject to change when the tenant reports its final sales after the end of the lease year. In addition, leases sometimes permit the exclusion of certain types of sales or services from the calculation of percentage rent due.

Anchor tenants, unlike mall shop tenants, are only required to report sales on an annual basis at the end of the lease year. The Company obtains confirmations from most of its anchor tenants at year-end to confirm sales amounts for each store from the inception of the lease year to December 31. For anchor tenants who do not respond to the Company's sales information request at year end, and for estimating percentage rents at the end of the Company's first, second and third quarters, the Company uses sales estimates based on past sales patterns, reported national sales trends of the anchors, and specific information reported informally by tenant store managers. Adjustments required to the Company's estimated accrued percentage rents of either mall shops or anchor tenants, as a result of receiving final sales information from tenants, have not been significant in past years.

Percentage rents have comprised 3.6%, 3.9%, and 4.6% of total revenues for the years ended December 31, 2002, 2001, and 2000, respectively. Approximately 15% of the Company's tenants pay percentage rents. Because sales can vary more significantly for specific tenants than for all tenants in the portfolio, percentage rents tend to be more volatile on a percentage basis than minimum rents. Overall, the ratio of percentage rents to total revenues has declined over the last two years due to the weaker sales environment impacting certain anchor tenant sales and certain national and regional mall shop tenants.

Property operating cost recoveries from tenants (or cost reimbursements) are determined on a lease-by-lease basis. The most common types of cost reimbursements in the Company's leases are common area maintenance ("CAM") and real estate taxes, where the tenant pays its pro-rata share of mall operating and administrative expenses and real estate taxes; and security charges, where the tenant reimburses the Company for providing mall security services.

The computation of cost reimbursements from tenants for CAM and real estate taxes is complex and involves numerous judgments including interpretation of terms and other tenant lease provisions. Leases are not uniform in dealing with such cost reimbursements and there are hundreds of variations in the computations dealing with such matters as: which costs are includable or not includable for reimbursement, what is the square footage of the overall property space to determine the pro-rata percentages, and the applicability of cost limitation provisions, among other things. Most tenants make monthly fixed payments of CAM, real estate taxes and other cost reimbursement items. The Company records these payments as income each month. The Company also makes adjustments, positive or negative, to cost recovery income to adjust the recorded amounts to the Company's best estimate of the final amounts to be billed and collected with respect to the cost reimbursements. After the end of the calendar year, the Company computes each tenant's final cost reimbursements and issues a bill or credit for the full amount, after considering amounts paid by the tenants during the year. The differences between the amounts billed, less previously received payments and the accrual adjustment are recorded as increases or decreases to cost recovery income when the final bills are prepared, usually beginning in March and completed by June or July. The net amounts of any such adjustments have not been material in any of the years ended December 31, 2001, 2000 and 1999. Final adjustments for the year ended December 31, 2002 have not yet been determined.

Tenant reimbursement income, as a percentage of recoverable operating costs, has been 74.6%, 74.3%, and 78.6%, for the years ending December 31, 2002, 2001, and 2000, respectively. Based on the level of recoverable operating expenses that existed for 2002, each 1% change in the recovery rate would equate to a difference of approximately $500,000 in associated revenue.

- Capitalized Real Estate Costs, Lease Acquisition Costs and Improvements and Replacements

Capital expenditures associated with the development, construction, and improvement of income-producing properties are capitalized in accordance with SFAS 67 "Accounting for Costs and Initial Rental Operations of Real Estate Projects" ("SFAS 67") and depreciated as real estate. Specific tenant improvements and allowances and direct costs to originate leases are deferred and amortized on the straight-line method over the specific lease term.

The amounts of both construction-related costs and lease-related costs which are capitalized are proportionately affected by the volume of construction projects in process and the volume of leases signed in any given year.

The Company capitalizes internal or external costs for signed permanent leases based on estimated actual costs incurred to secure signed leases, while internal and external leasing costs incurred on leases that do not get signed are expensed. These estimates require judgments as to the extent of effort incurred for successful leasing versus unsuccessful leasing.

With regard to the Company's construction and development activities, the Company capitalizes direct costs related to the project and a portion of indirect costs, such as construction period interest and allocated overhead costs. Allocated overhead costs are computed primarily on the basis of time spent by certain departments in various operations associated with the construction or development activity.

Certain improvements and replacements to income producing properties are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. All other repair and maintenance items are expensed as incurred. Total expensed repairs and maintenance costs were $10.8 million, $10.7 million, and $10.6 million for the years ended December 31, 2002, 2001, and 2000, respectively. Capitalized improvements and replacements, including tenant improvements and allowances, were $14.4 million, $23.1 million and $45.6 million for the years ended December 31, 2002, 2001, and 2000, respectively.

- Contingencies/Reserves

The Company has recorded reserves for uncollectible receivables, deductible liabilities under insurance policies, and cost reimbursement billings.

- Uncollectible Receivables

The Company has established reserves for uncollectible receivables in two primary areas: (i) straight-line rents, and (ii) for billed base rent, billed and accrued percentage rent and billed and accrued cost reimbursement income.

As explained in the "Revenue Recognition" section, the Company recognizes base rent from its tenants on a straight-line basis over the term of its leases. Since many tenant leases provide for increases in the cash payment at certain times during the lease term, use of the straight-line method usually results in the Company recording a receivable during the first portion of the lease term for the excess of the straight line rent income over the lower amount being received in cash from the tenant. During the latter portion of a lease, the cash to be received will be higher that the straight line income and the excess cash is applied to reduce the receivable balance recorded for the tenant. This straight line rental receivable arises from the straight line accounting convention and typically is not a legally enforceable claim against the tenant at any point in time. Accordingly, if a tenant terminates its lease prior to the end of the term, or becomes bankrupt and the Company is unable to recover the straight line rent receivable for that tenant, it will need to write it off to a reserve for straight line rents. The Company makes a regular provision to the straight line rent reserve each month with an offsetting reduction in straight line rent income. In addition, the Company regularly evaluates the reserve for straight line rent receivables based on the perceived credit quality of the tenants that comprise such receivable and makes further adjustments, positive or negative, as considered necessary in the circumstances to reflect the straight line receivables, net of the reserve, at estimated recoverable amounts.

The second reserve relates to all other tenant billings and accrued tenant income for regular base rents, percentage rents, and cost reimbursement billings and accruals. Reserves are necessary to provide for losses that may be incurred due to tenant bankruptcies, disputed billings for cost reimbursements that can arise from a wide number of matters that enter into the cost reimbursement billing process, as previously described, potential over-accruals of percentage rents if estimated tenant sales turn out to be too high, and other matters. The Company regularly evaluates its billed and accrued receivables and adjusts reserves, positively or negatively, as considered necessary in the circumstances so that all tenant receivables are recorded, net of the reserves, at estimated recoverable amounts.

The Company's reserves for uncollectible receivables in the aggregate and as a percentage of its total accounts receivable balances were as follows:
	December 31,
	2002	2001	2000

Reserve for Uncollectible Receivables ($000)	$ 2,325	$ 2,070	$ 2,529
As a % of Related Receivables Balance	14.2%	13.6%	14.6%

- Insurance Policy Deductibles

The Company obtains insurance for workers' compensation, automobile, general liability, property damage, and medical claims. However, the Company has elected to retain a portion of expected losses for property damage, general liability and medical claims through the use of deductibles which generally range up to $250,000 per occurrence. Provisions for losses expected under these programs are recorded based upon estimates, provided by consultants who utilize the Company's claims experience and acturial assumptions, of the aggregate liability for claims incurred but not reported.

Since provisions for losses expected under these programs are based upon many estimates, there is no assurance that the ultimate settlement of these losses will not result in amounts that differ from what the Company has recorded as a liability at the balance sheet date.

The total estimated liabilities for losses under these claims recorded in the balance sheet at December 31, 2002, 2001, and 2000 were $5.4 million, $4.7 million, and $4.3 million, respectively.

- Accounting for Minority Interest

Minority interest represents the common ownership interests in the Operating Partnership held by Crown Investments and its subsidiary. At December 31, 2002 Crown Investments and its subsidiary owned 9,956,398 common partnership units, or a 23.71% common partnership interest. Crown American Realty Trust owns the remaining 76.29%. The minority interest balance, as reflected in the Company's consolidated financial statements, is adjusted each year for Crown Investments' and its subsidiary's proportionate share of net income (loss) of the Operating Partnership (after deducting preferred unit distributions), common partnership unit distributions, and additional capital contributions. Primarily because the distributions on common partnership units have been larger than the Operating Partnership's income (loss) after preferred unit distributions, the minority interest account on the consolidated balance sheets has been declining each year. The balance was reduced below zero in the second quarter of 2000. Under GAAP, when the minority partner's share of the Operating Partnership's net income (loss) and the minority partner's cash distributions and capital contributions, would cause the minority interest balance to be less than zero, such balance must be reported at zero unless there is an obligation of the minority partner to reimburse the Operating Partnership for such excess amounts. The Support Agreement provides for such obligation by the minority partner in the form of cash flow support payments. (See Note 8 to the Consolidated Financial Statements.) Accordingly, since the minority interest account was reduced below zero, and there was an obligation of the minority partner to make additional cash contributions to the Operating Partnership, the minority interest balance at December 31, 2002 was shown on the Consolidated Balance Sheet as an asset. This asset balance at December 31, 2002 was limited to $3.3 million, the estimated amount of cash flow support to be received over the next twelve months. As a result of the amendments to the Support Agreement made during the first and second quarters of 2003, which reduced the minority partner's future obligations under the Support Agreement, as described in Note 18 to the Consolidated Financial Statements, the minority interest amount was reduced to $0.5 million in the first quarter of 2003 and reduced to zero in the second quarter of 2003. An additional amount of $5.5 million, representing the excess losses and distributions over and above the cash flow support, has been absorbed by the Company in its share of loss from the Operating Partnership for the year ended December 31, 2002. On a cumulative basis, $14.1 million of such losses have been absorbed by the Company, through December 31, 2002.

- New Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. SFAS 144 retains many of the fundamental provisions of SFAS 121, but resolves certain implementation issues associated with that Statement. The Company adopted the provisions of SFAS 144 during the third quarter of fiscal 2001 and applied its provisions to the sale of Carlisle Plaza Mall as further described in Note 14 to the Consolidated Financial Statements herein and to the sale of Oak Ridge Mall to Crown Investments, as described in Note 18 to the Consolidated Financial Statements.

In April 2002, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 145 "Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). Among other items, SFAS 145 rescinds FASB Statement No. 4 "Reporting of Gains and Losses from Extinguishment of Debt" and "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements". Under SFAS 145, gains and losses from early extinguishment of debt will be classified as extraordinary items only if they meet the criteria of APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions." SFAS 145 is effective for fiscal years beginning after May 15, 2002 and the Company adopted SFAS 145 beginning January 1, 2003. Accordingly, the Company expects that gains and losses related to debt extinguishments after January 1, 2003, generally will be classified in income from continuing operations rather than as extraordinary items. In addition, extraordinary losses from early debt extinguishments recorded by the Company in prior periods have been reclassified to income from continuing operations; prior period Funds from Operations have been restated to include such losses. (See Note 18 to the Consolidated Financial Statements.)

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", ("SFAS 146") which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Among other provisions, SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF Issue 94-3 and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred which can differ from the commitment date of the plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted SFAS 146 beginning January 1, 2003 and believes that the implementation of this Statement will not have a material impact on the Company's results of operations or financial position.

The Company adopted the disclosure provisions of FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," in the fourth quarter of 2002. The Company adopted the initial recognition and initial measurement provisions on a prospective basis for all guarantees issued or modified after December 31, 2002. Under FIN 45, at the inception of guarantees issued after December 31, 2002, the fair value of the guarantee is recorded as a liability, with the offsetting entry recorded based on the circumstances in which the guarantee was issued. Fundings under the guarantee are accounted for as a reduction of the liability. After funding has ceased, the remaining liability is recognized in the income statement on a straight-line basis over the remaining term of the guarantee. Adoption of FIN 45 will have no impact to the Company's financial statements through December 31, 2002 as existing guarantees are not subject to the measurement provisions of FIN 45. The impact on financial statements after December 31, 2002 will depend on the nature and extent of issued guarantees but is not expected to have a material impact to the Company. (See Note 5 to the Consolidated Financial Statements.)

FIN 46, "Consolidation of Variable Interest Entities," is effective for all enterprises with variable interests in variable interest entities created after January 31, 2003. FIN 46 provisions must be applied to variable interests in variable interest entities created before February 1, 2003 from the beginning of the third quarter of 2003. If an entity is determined to be a variable interest entity, it must be consolidated by the enterprise that absorbs the majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if the occur, or both. Where it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity, the enterprise must disclose the nature, purpose, size and activity of the variable interest entity and the enterprise's maximum exposure to loss as a result of its involvement with the variable interest entity in all financial statements issued after January 31, 2003. The Company does not believe that the adoption of FIN 46 will result in consolidation of any previously unconsolidated entities. The adoption of FIN 46 may result in additional disclosures which are not expected to be significant.

(f) Cash Flows, Liquidity and Capital Resources

For the years ended December 31, 2002, 2001, and 2000, the Company generated $67.5 million, $68.4 million, and $58.3 million, respectively, in cash from operating activities, as shown in the accompanying Consolidated Statements of Cash Flows in Item 8 hereto.

2002 Cash Flows

During 2002, the Company generated $67.5 million in cash flows from operating activities, which includes a positive impact of $2.0 million from changes in receivables, restricted cash and escrow deposits, deferred charges and other assets, and accounts payable and other liabilities. The Company had $99.1 million of investing cash flows during 2002, of which $90.6 million was associated with its two new mall acquisitions; the net remainder included $8.0 million in tenant allowances and capitalized leasing costs and $6.4 million in operational capital expenditures, net of $5.4 million of net proceeds from the sale of Carlisle Plaza Mall and $0.7 million in cash distributions from the Palmer Park Joint Venture. The Company generated $28.6 million from financing activities during 2002, which included (i) $47.2 million from its common stock offering in June 2002; (ii) $144.2 million in additional borrowings, of which $84.5 million related to mortgage loans and line of credit borrowings on its two acquisitions; (iii) $106.1 million of loan amortization and debt repayments, which include a $38.4 million payoff of the old loan on Capital City Mall in connection with its refinancing in January 2002 and a $47.2 million pay down of its line of credit debt from the common stock proceeds in June 2002; (iv) $46.7 million of common and preferred dividends and distributions; (v) $3.1 million of cash flow support payments (see Note 8 to the Consolidated Financial Statements); (vi) $12.3 million of net cash used in discontinued operations related to the sale of Carlisle Plaza Mall in October 2002 and Oak Ridge Mall in March 2003; (vii) $1.4 million in costs associated with new debt obtained during 2002; and (viii) $0.7 million of proceeds from the Company's dividend reinvestment program and from the exercise of stock options.

2001 Cash Flows

During 2001, the Company generated $68.4 million in cash flows from operating activities, which includes a positive impact of $6.5 million from changes in receivables, restricted cash and escrow deposits, deferred charges and other assets, and accounts payable and other liabilities. The Company had $22.5 million in net investing activities in 2001 which included $10.4 million in tenant allowances, $3.3 million in the expansion of Phillipsburg Mall to accommodate an H & M store, and $9.4 million in various other operational capital expenditures. The Company used $43.5 million in its financing activities, which included (i) additional borrowings of $16.8 million, net of escrow deposits and issuance costs; (ii) $19.5 million of loan amortization and debt repayments; (iii) $43.9 million of common and preferred dividends and distributions; and (iv) $3.1 million of cash flow support (see Note 8 to the Consolidated Financial Statements).

  2000 Cash Flows

During 2000, the Company generated $58.3 million in cash flows from operating activities, which is net of an aggregate $2.2 million negative impact from changes in receivables, restricted cash and escrow deposits, deferred charges and other assets, and accounts payable and other liabilities. The Company had $30.6 million in net investing activities in 2000 which included $13.0 million in the Valley Mall redevelopment project, $9.3 million in the expansion/renovation of Washington Crown Center, and $12.9 million in mall shop tenant allowances. The Company received $4.7 million in net proceeds from the sale of the Greater Lewistown Shopping Plaza. The Company used a net $30.2 million in its financing activities, which included (i) additional borrowings of $61.7 million, net of debt issuance costs, (ii) $50.3 million of loan amortization and debt repayments, (iii) $43.6 million of common and preferred dividends, (iv) $2.9 million of Cash Flow Support (see Note 8 to the Consolidated Financial Statements), and (v) $0.9 million to repurchase preferred shares.

Liquidity and Capital Resources

The Company has significant ongoing capital requirements. The Company believes that its cash generated from property operations and funds obtained from its lines of credit, property financings and general corporate borrowings will provide the necessary funds on a short-term and long-term basis for its operating expenses, debt service on outstanding indebtedness and recurring capital expenditures and tenant allowances, and dividends to its preferred and common shareholders at a level necessary to satisfy the REIT dividend distribution requirements under the Internal Revenue Code (see Note 2 to the Consolidated Financial Statements). The amount of dividends required to be paid in order to maintain REIT status for 2002 was $9.3 million. This is significantly less than the total $46.7 million in dividends paid on preferred and common shares in 2002. The Company intends to pay regular quarterly dividends to its shareholders. However, the Company's ability to pay dividends is affected by several factors, including cash flow from operations, capital expenditures, and its ability to refinance its maturing debt as described below. Dividends by the Company will be at the discretion of the Board of Trustees and will depend on the cash available to the Company, its financial condition, capital and other requirements, and such other factors as the Trustees may consider. Payments of dividends on the Company's common shares are subject to any preferential rights which might be provided for under the rights of any of its outstanding preferred shares.

As described in Note 5 to the Consolidated Financial Statements, the borrowing capacity under the Company's line of credit with GE Capital Corporation ("GECC") is increased or decreased based on the level of underwritten net operating income, as defined, for the six malls that are mortgaged to secure the line of credit. Underwritten net operating income is calculated quarterly, and the borrowing capacity adjusted up or down accordingly. Underwritten net operating income can increase or decrease depending on the performance of the six malls, and is also reduced for any anchor tenant that declares bankruptcy, even if the tenant continues to operate its store and pay rent. At December 31, 2002 the borrowing capacity was approximately $155 million. As also described in Note 5, twenty-one malls are owned by or ground leased to special purpose consolidated subsidiaries, as required under various loan agreements. The mortgaged malls and related assets owned or ground leased by these special purpose consolidated subsidiaries are restricted under the loan agreements for the debt service and others payments under the related mortgage loans and are not available to pay other debts of the consolidated Company. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after debt service and reserve payments are made, are available for the general use of the Company.

Some of the above loans and lines of credit contain certain financial covenants and other restrictions, including limitations on the ratios, as defined, of total Company debt to EBITDA, EBITDA to fixed charges, and floating rate debt to total debt; the failure to observe such covenants would constitute events of default under the loans and if not cured by the Company would give the lenders additional rights, including to receive all cash flows from the properties or to require the loan(s) to be repaid immediately. The Company was in compliance with all loan covenants as of and during the year ended December 31, 2002 and through the date hereof. There are ongoing requirements under the GECC Mortgage Loan, the GECC line of credit, the $53.3 million loan on Capital City Mall, and the $37.0 million loan for Valley View Mall to have insurance policies in place with insurance companies that have certain minimum credit ratings, as defined in the respective loan agreements. Two of the major insurance carriers used by the Company, for general liability, workers' compensation, automobile, excess liability and property coverage, had been down-graded by certain rating agencies. On March 6, 2002, the lenders approved the continued use of these insurance carriers provided no further rating downgrades occur. In September 2002, the major insurance carrier for general liability coverage was replaced with an insurance company that exceeded the minimum credit ratings as required in the loan documents. In October 2002, two rating agencies further down-graded the remaining insurance carrier and, as of November 12, 2002, all lenders had approved the continued use of this insurance carrier until the April 2003 (property) and September 2003 (workers' compensation, automobile and excess liability) policy renewal dates. Following an expansive marketing effort, management made the decision to renew property coverage with the existing carrier and as of March 3, 2003, all lenders had approved the continuation of property insurance coverage with the downgraded insurance company, provided no further rating downgrades occur, until the time of the next annual policy renewal period in April 2004. The Company has not yet determined what insurance company to use for workers' compensation, automobile and excess liability coverage when those policies renew in September 2003. If further rating downgrades were to occur in the future, the Company may be required to replace the insurance coverage prior to the scheduled renewal dates in September 2003 (workers' compensation, automobile and excess liability) and April 2004 (property). While management believes that it would be able to replace the downgraded insurance company as part of the normal renewal cycles in September 2003 and April 2004, or sooner if so required due to any future rating downgrades if not waived by lenders, there is no assurance it can do so, because future conditions may prevent the Company from securing such insurance. In addition, the premiums paid may increase significantly from those paid under current insurance policies.

Sources of capital for non-recurring capital expenditures, such as major building renovations and expansions, acquisitions, and for balloon payments on maturing outstanding indebtedness, are expected to be obtained from additional Company or property financings and refinancings, sale of non-strategic assets, additional equity raised in the public or private markets, and from retained internally generated cash flows, or from combinations thereof. Given the Company's current level of indebtedness, and given the uncertainties concerning future equity and debt capital markets and interest rates, there is no assurance that the Company will be able to secure such future infusions of equity and/or debt financing and refinancings when needed, or at rates or terms that will permit the Company to use the proceeds raised to increase earnings or Funds from Operations. There are no major expansions or renovations planned to occur in 2003, other than construction of a multi-screen theater under a lease with a tenant at Jacksonville Mall, and the expansion of an anchor department store and reduction in mall shop space at West Manchester Mall.

As further described in Note 8 to the Consolidated Financial Statements, Crown Investments and its subsidiary have been granted rights, subject to certain restrictions, whereby they may redeem part or all of their common partnership units for common shares, on a one-to-one basis, or cash at a price equal to the value of the Company's common shares. Crown Investments has pledged substantially all of its limited partnership units as collateral for two loans it has received from unrelated third parties.

- Financing Activities

On January 3, 2002 the Company closed a $53.3 million loan with a lender secured by its Capital City Mall in Harrisburg, PA with only limited recourse to the Company. The loan bears interest at a stated annual fixed rate of 7.6%, and is interest-only during the first two years, and then amortizes during the last eight years based on a 28-year amortization schedule. Of the total proceeds from the new loan, $42.5 million was used to prepay an existing 8.27% mortgage loan on Capital City Mall, which included a $4.1 million yield maintenance prepayment penalty. This prepayment penalty, together with $0.2 million of unamortized deferred financing costs, was recorded as an extraordinary loss (non-FFO) in January 2002. The remaining proceeds were used for loan closing costs and various loan reserves aggregating $1.7 million, with the balance of $9.1 million of net proceeds available for general corporate purposes for the Company.

On November 7, 2002, the Company and its lender executed agreements to extend and modify the terms of its mortgage loan on Schuylkill Mall, Frackville, PA. Under the previous terms, the loan bore interest at a fixed rate of 8.375%, the annual debt service payment was $3.62 million, and the loan matured on December 1, 2004. The new terms, effective November 1, 2002, include interest at a fixed rate of 7.25%, annual debt service of $3.32 million and a maturity date of December 1, 2008. In connection with this extension and modification of terms, the Company made a cash payment of $5.0 million to reduce the principal balance from $32.9 million to $27.9 million. The loan was and remains guaranteed by the Operating Partnership.

On May 1, 2002, the Company paid down the mortgage loan on Carlisle Plaza Mall from $9.3 million to $6.0 million in connection with a one-year extension to May 1, 2003. This loan was fully paid off in connection with sale of Carlisle Plaza Mall in October 2002.

In June 2002, the Company completed a public offering of 5,750,000 of its common shares of beneficial interest (including over-allotments), par value $0.01, at a public offering price of $8.75 per share. The net proceeds to the Company (after deducting underwriting discounts and offering expenses) were approximately $47.2 million. The proceeds from the offering were used initially to pay down the Company's line of credit with GECC. The Company later re-borrowed funds under the line of credit to fund its acquisitions of Valley View Mall and Wiregrass Commons Mall in 2002.

As of December 31, 2002, the scheduled principal payments on all outstanding debt are $9.2 million, $134.6 million, $41.8 million, $12.5 million, and $13.2 million for the years ended December 31, 2003 through 2007, respectively, and $526.3 million thereafter. The Company expects to refinance or extend the majority of the maturities over the next five years through additional Company financings and from refinancing the maturing loans. The Company's ability to refinance or extend these loans on or before their due dates depends on the level of income generated by the properties, prevailing interest rates, credit market trends, and other factors that may be in effect at the time of such refinancings or extensions and there is no assurance that such refinancings or extensions will be executed. The ratios of the Company's EBITDA to interest paid on total indebtedness (exclusive of capitalized interest and interest income) for the years ended December 31, 2002, 2001, and 2000 were 2.30 to 1, 2.17 to 1, and 2.12 to 1, respectively.

- Property Acquisitions

Valley View Mall - In September 2002, the Company completed the acquisition of Valley View Mall, an enclosed shopping mall, located in LaCrosse, Wisconsin. The purchase price, excluding closing costs and expenses, of the mall was $49.92 million, and was funded partially by a $37.0 million mortgage loan and partially from the Company's line of credit. See Note 13 to the Consolidated Financial Statements.

Wiregrass Commons Mall - In November 2002, the Company completed the acquisition of Wiregrass Commons Mall located in Dothan, Alabama, located in the southeastern corner of Alabama adjacent to Georgia and the Florida panhandle. The purchase price excluding closing costs and expenses, was $40.25 million and was financed by a $30.0 million floating rate mortgage loan $4.5 million of borrowings from the Company's line of credit, and the balance in cash. See Note 13 to the Consolidated Financial Statements.

- Property Dispositions

With regard to the Company's disposition strategy, the Company will dispose of any of the Properties, if, based upon management's periodic review of the Company's portfolio, the Board of Trustees determines that such action would be in the best interests of the Company. The Company regularly evaluates property dispositions in order to recycle capital for future investment opportunities, to reduce debt leverage, or to enhance cash flows and liquidity. It is possible that the net sales proceeds for some properties, if sold in the future, could be lower than their current net book value, which would result in a loss upon possible future sale.

Carlisle Plaza Mall - As further described in Note 14 to the Consolidated Financial Statements, on October 29, 2002, the Company sold Carlisle Plaza Mall to an unrelated party for $5.8 million. In connection with the sale, the mortgage loan of $6.0 million was repaid in full. In addition, $0.8 million of Industrial Development Authority bonds related to Carlisle were paid off prior in December 2002.

Oak Ridge Mall - In May 2002 the Company's Board of Trustees approved an agreement to sell Oak Ridge Mall ("Oak Ridge"), located in Oak Ridge, Tennessee, to an unrelated third party. The independent members of the Board of Trustees ("Independent Trustees") concurrently approved an amendment of the Support Agreement (see Note 8 to the Consolidated Financial Statements) regarding the cash flow support obligations of Crown Investments with respect to Oak Ridge. However, the effectiveness of this proposed amendment was expressly conditioned upon the completion of the sale. The purchase agreement with the third party was extended and amended several times since May 2002 (including a reduction of the purchase price from $12.0 million to $10.6 million), and a variety of conditions required for closing with the third party continued to be unsatisfied.

Consequently, on March 28, 2003 the Independent Trustees instead approved the sale of Oak Ridge to Crown Investments, an entity which is owned by Mark E. Pasquerilla, the Company's CEO and President, for estimated fair value of $11.4 million, which closed March 31, 2003. The $11.4 million purchase price was satisfied through issuance of a promissory note by Crown Investments; such promissory note was distributed in a non-liquidating distribution to Crown American Investment Company ("CAIC"), and effectively reduced CAIC's common percentage ownership interest in the Operating Partnership equivalent to 1,159,794 common partnership units. CAIC is a wholly-owned subsidiary of Crown Investments and is a minority limited partner in the Operating Partnership. In connection with the sale, the Company paid off the $13.4 million mortgage loan balance on Oak Ridge and assigned to Crown Investments the existing agreement of sale with the third party, as amended. Crown Investments agreed that it will pay to the Company an amount equal to 90% of the amount, if any, by which the net proceeds received on the sale to any unrelated third party of Oak Ridge by Crown Investments concluded within six years of the purchase by Crown Investments exceeds Crown Investments' total investment in Oak Ridge (defined to include $11.4 million plus the aggregate amount of all additional investments made by Crown Investments in Oak Ridge plus an 8% return compounded annually on this sum). On June 12, 2003, Crown Investments sold Oak Ridge Mall, except for the free standing multi-screen theater, to a third party for $6.0 million. The buyer has an option for six months to acquire the theater parcel.

The sale of Oak Ridge resulted in a loss on sale for financial reporting purposes of $13.8 million which was recorded by the Company in the first quarter of 2003. The reduction in the minority partner's percentage ownership interest, valued at $11.4 million, was recorded in shareholders' equity in the consolidated balance sheet.

Oak Ridge was classified as held for operating purposes at December 31, 2002 under SFAS 144. The financial statements for 2000, 2001 and 2002, as originally filed on Form 10K for the year ended December 31, 2002, have been reclassified to present Oak Ridge Mall as discontinued operations in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long Lived Assets."

In connection with the foregoing, the Independent Trustees also approved amendments to the Support Agreement and to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership. The amendment to the Support Agreement released Oak Ridge from Crown Investments' future obligations under the Support Agreement and reduced the maximum quarterly amount of support payments for the remaining two properties in the Agreement from $1,000,000 to $300,000. Approximately 81% of the $3.1 million in cash flow support for the year ended December 31, 2002 related to Oak Ridge. The amendment to the Limited Partnership Agreement provided for a special allocation of 100 percent of the net tax loss from the sale of Oak Ridge to Crown Investments to the extent of Crown Investments' obligation under the Support Agreement related to Oak Ridge; the remaining tax loss from the sale will be allocated to the partners in accordance with their ownership interests. It is expected that the tax loss should result in a significant portion of the Company's common dividends that may be paid in 2003 being treated as non-taxable return of capital.

As a result of these amendments to the Support Agreement, Crown Investments' percentage ownership interest in the Operating Partnership was reduced by an amount equivalent to 2,600,000 common partnership units. The minority partner's reduction in its ownership interest had a value of approximately $25.6 million, based on the closing price of the Company's common shares on March 27, 2003 (which was $9.84). Amounts owed under the Support Agreement for Oak Ridge Mall from January 1 to March 31, 2003 of $0.67 million, were paid by Crown Investments to the Operating Partnership, and the Operating Partnership made a cash distribution to Crown Investments with respect to the 2,600,000 units for the quarter ended March 31, 2003 equal to $0.56 million. As the minority partner, Crown Investments' obligations to make payments to the Operating Partnership under the Support Agreement have been contingent on the future performance of the subject properties and accordingly have been recorded in the Company's consolidated financial statements as earned.

The Company's 32,071,965 outstanding common partnership units as of March 28, 2003, remained unchanged as a result of the above transactions related to Oak Ridge. However, the common percentage ownership interests of the partners in the Operating Partnership changed, as summarized in the following table:
	Before	After
General and Majority Partner:
Crown American Realty Trust (the Company)	76.31%	83.81%
Limited Minority Partners:
Crown Investments Trust	19.44	14.55
Crown American Investment Company	4.25	1.64
Totals	100.00%	100.00%

The Independent Trustees concluded that selling Oak Ridge to Crown Investments, including the related amendment to the Cash Flow Support Agreement, would be in the best interests of the Company for several reasons, including the following: (i) modest increases in net income per share and net cash flows; (ii) ongoing financial and other benefits resulting from improving the quality of the Company's overall property portfolio by disposing of Oak Ridge, an under performing property that continues to deteriorate; (iii) certainty of closing as compared to the prior efforts to sell Oak Ridge to the third party; (iv) better positioning the Company with respect to its ongoing evaluation of strategic alternatives; and (v) permitting management to devote time and resources to properties with more growth potential than Oak Ridge.

Proposed Merger with Pennsylvania Real Estate Investment Trust

On May 13, 2003, the Company entered into a definitive merger agreement with Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (NYSE: PEI) ("PREIT"), under which the Company agreed to merge into PREIT. The Boards of Trustees of PREIT and the Company have unanimously approved the merger.

Under the terms of the merger agreement, PREIT will issue to the Company's common shareholders 0.3589 PREIT common shares in exchange for each outstanding common share of the Company in a tax-free, share-for-share transaction. The exchange ratio was determined based on the trailing 20 day average closing prices as of May 12, 2003, and is not subject to change and there is no "collar" or minimum trading price for the shares.

As part of the merger, PREIT will issue new preferred shares to the current holders of the Company's outstanding non-convertible senior preferred shares. The terms of the new PREIT preferred shares will be substantially the same as the existing preferred shares of the Company. In addition, PREIT has agreed to assume the Company's mortgage debt, described in Note 5 to the Consolidated Financial Statements. PREIT currently expects to repay the Company's secured revolving credit facility with GECC with proceeds from additional debt financing which PREIT is currently negotiating with prospective lenders together with additional borrowings under PREIT's existing line of credit.

On the effective date of the merger, PREIT's board of trustees will be increased by two. Mark E. Pasquerilla, the Company's Chairman, Chief Executive Officer and President, and one other member of the Company's current Board of Trustees to be selected by PREIT will serve on PREIT's board of trustees as the two additional members.

The merger is expected to close in the fourth quarter of 2003. The merger is subject to approval by the common shareholders of the Company and PREIT and other customary closing conditions, including consents of the lenders of the Company and PREIT. The Company and PREIT intend to file a joint registration statement on Form S-4 (which will include a joint proxy statement/prospectus and other relevant documents) with the United States Securities and Exchange Commission (the "SEC") concerning the merger. Crown expects to call a meeting of its shareholders to approve the proposed merger and will mail the joint proxy statement/prospectus to its shareholders in connection with the merger. Certain of the Company's trustees and executive officers, including Mark E. Pasquerilla, have agreed to vote in favor of the merger.

Under the terms of the merger agreement, a termination fee of up to $20 million will be payable to either the Company or PREIT by the other party if the merger is not completed in certain specified circumstances.

Prior to the closing of the merger, the Company intends to continue to pay its quarterly dividends to its common and preferred shareholders.

In connection with entering into the merger agreement with PREIT, the Company's Independent Trustees approved another amendment to the Support Agreement under which Crown Investment's percentage ownership in the Operation Partnership was further reduced by an amount equivalent to 500,000 common partnership units effective on May 13, 2003. In consideration of this reduction in its ownership interest, Crown Investments is no longer obligated to make payments under the Support Agreement after May 13, 2003. The reduction in ownership interest had a value of approximately $5.3 million, based on the closing price of the Company's common shares on May 12, 2003 (which was $10.69). Amounts owed to the Company under the Support Agreement for the period from April 1 to May 13, 2003 were $0.08 million and were paid by Crown Investments to the Operating Partnership; the Operating Partnership made a non-pro-rata cash distribution to Crown Investments with respect to the 500,000 units for the period from January 1 to May 13, 2003 of $0.16 million.

As a result of the May 13, 2003 amendment to the Support Agreement and the related reduction in Crown Investments' ownership interest, the common ownership interests of the partners in the Operating Partnership changed as summarized in the following table:
	Before	After
General and Majority Partner:
Crown American Realty Trust (the Company)	83.81%	84.92%
Limited Minority Partners:
Crown Investments Trust	14.55	13.42
Crown American Investment Company	1.64	1.66
Totals	100.00%	100.00%

As a result of the reductions in the percentage ownership interests held by Crown Investments and Crown American Investment Company in the Operating Agreement, on the effective date of the merger, PREIT has agreed to issue 0.2053 of its operating partnership units in exchange for each outstanding partnership unit of the Company's Operating Partnership held by Crown Investments and Crown American Investment Company.

(g) Economic Trends

Because inflation has remained relatively low during the last three years it has had little impact on the operations of the Company during this period. Tenant leases also provide, in part, a mechanism to help protect the Company during highly inflationary periods. As operating costs increase, most leases permit the Company to recover from its tenants a significant portion of the common area maintenance and other operating costs, including real estate taxes and insurance, and therefore, the tenants will absorb part of this increased operating cost. Most of the leases provide for percentage rent after a certain minimum sales level is achieved. Thus, during highly inflationary periods, when retail sales at the Malls increase, the Company should receive additional rental income through percentage rent increases, partially offsetting the effect of inflation.

In periods of an economic slowdown, and in light of the current hostilities with Iraq, the Company may be subject to additional risks arising in connection with the underlying real estate, including defaults under or non-renewal of tenant leases, bankruptcy of tenants, competition, inability to rent unleased space, lower tenant sales resulting in reduced percentage rents, and higher energy and other operating costs, all of which can have an adverse effect on the Company's operating results and financial condition.

The use of the Internet for retail sales is growing rapidly, but at present is a very minor component of total retail sales distribution in the United States, and particularly of the types of products typically sold in enclosed regional malls. Management of the Company does not foresee that Internet retailing will have a significant effect on tenant sales or occupancy levels in the next few years.